UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K/A

AMENDMENT NO. 1

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 5, 2013

SS&C Technologies Holdings, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-34675	71-0987913
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

80 Lamberton Road, Windsor, CT	06095
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (860) 298-4500

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In a Current Report on Form 8-K filed on October 8, 2013, SS&C Technologies Holdings, Inc. (“SS&C”) reported the election of Michael E. Daniels as a director of SS&C. At the time of his election, the Board of Directors (the “Board”) had not determined Mr. Daniels’ director compensation or any Board committee assignments. On November 5, 2013, the Board approved certain compensation arrangements with Mr. Daniels, as described below, and appointed him to the Nominating Committee of the Board.

The Board approved the payment of a pro-rated annual retainer fee of $25,000 to Mr. Daniels (the same retainer fee as paid to all other outside directors, other than directors affiliated with The Carlyle Group) and ratified its existing policies of paying outside directors (other than directors affiliated with The Carlyle Group) $2,500 for each board meeting attended in person and reimbursing all outside directors for reasonable out-of-pocket expenses associated with service on the Board. Mr. Daniels was also granted an option to purchase 21,250 shares of SS&C’s common stock with an exercise price of $41.42, which was equal to the closing price of SS&C’s common stock on the NASDAQ Global Select Market on the grant date, November 5, 2013. The option was 100% vested on the grant date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SS&C TECHNOLOGIES HOLDINGS, INC.

Date: November 7, 2013	By:	/s/ Paul G. Igoe
Paul G. Igoe Senior Vice President, General Counsel and Secretary